Exhibit 99.1

January 15, 2026

Dear Rich,

I have read the statements made by Miso Robotics, Inc. (the “Company”) in the draft Form 1-U you have provided to me, which I understand will be filed with the Securities and Exchange Commission. I am in agreement with the statements contained in the draft Form 1-U.

Sincerely

/s/Ben Sasse
Dr. Ben Sasse